Exhibit 21.1

Legal Name	Jurisdiction
BMFC, LLC	Delaware
RE/MAX, LLC	Delaware
RE/MAX Ancillary Services, LLC	Delaware
RE/MAX Brokerage, LLC	Delaware
RE/MAX Foreign Holdings, LLC	Delaware
RE/MAX of Western Canada (1998), LLC	Delaware
RMCO, LLC	Delaware
Motto Franchising, LLC	Delaware
Syracuse Development Company, LLC	Delaware
Booj, LLC	Delaware
RE/MAX Marketing Fund, LLC	Delaware
RE/MAX Western Canada Ad Fund, Inc.	Colorado
Motto Marketing Fund, LLC	Delaware
Maximized Promotions, Inc.	British Columbia, Canada
Seventy3, LLC	Delaware